CPS Technologies Corporation

Grant Bennett, President

111 South Worcester Street

Chartley, MA 02712-0338

Telephone: (508) 222-0614 ext 218 Fax: (508) 222-0220

Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2006 RESULTS

Chartley, Massachusetts, March 28, 2007. CPS Technologies Corporation (CPS) (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $11.9 million and net income of $1.8 million or $0.14 per basic and diluted common share for the fiscal year ended December 30, 2006. This compares with revenue of $7.2 million and net income of $287 thousand or $0.02 per basic and diluted share for the year ended December 31, 2005. Net income for fiscal 2006 included income tax benefits of $288 thousand which resulted from a reduction in the valuation allowance of the Company`s deferred tax assets net of current state tax expenses. Pre-tax operating income for fiscal 2006 was $1.5 million.

Revenue for the quarter ended December 30, 2006 was $3.8 million and net income was $1.1 million or $.08 per basic and diluted share. Net income for Q4 2006 included income tax benefits of $338 thousand which resulted from a reduction in the valuation allowance as described above. Pre-tax operating income for Q4 2006 was $754 thousand. This compares with revenue of $2.2 million and net income of $228 thousand or $.02 per basic and diluted share for the quarter ended December 31, 2005.

Revenue growth of 66% year-to-year is the result of underlying growth in our base business and some upside volatility in Q4 2006. In terms of underlying growth, demand for all major product families increased in 2006, the most significant increase coming from demand for flip chip heat spreaders used in high-performance, high-speed corporate switches and routers. We believe the Company will continue to achieve design wins in this end market leading to further growth.

The upside volatility in Q4 was primarily the result of sharply increased demand for baseplates used in cellular telephone basestations. This increase resulted from specific contractual deadlines of our customers rather than representing an increase in underlying demand, and the increased Q4 2006 demand is reducing Q1 2007 demand in this product family.

CPS serves a portfolio of end markets with advanced material solutions, the most significant material solution being metal matrix composites (MMCs). CPS has a proprietary, leading position in MMCs today, primarily providing electronic OEMs with thermal management components to increase performance and reliability. Management believes that like plastics 80 years ago, MMCs will penetrate may different end markets over many years.

Flip chip heat spreaders and baseplates for motor controllers account for a majority of the Company`s revenue today and for the vast majority of the growth from 2005 to 2006. The Company is focused on achieving additional design wins with existing and new customers in these product areas and based on customer provided forecasts, management expects revenue in these product areas will continue to grow in 2007.

In addition, the Company is pleased with progress in penetrating new end markets, including the market for robotics components and the market for motor controllers in hybrid automotives. In 2006, the Company shipped robotic components in initial production volumes and continued to provide prototype quantities of motor controller baseplates for hybrid automobiles to several automotive suppliers both in North American and Europe.

CPS Technologies Corporation is an advanced materials solutions company formerly known as Ceramics Process Systems Corporation. This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a general economic or business downturn in 2007 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTCBB CPSH)

Year Ended	30 Dec 06	31 Dec 05

Revenues	$ 11,907,701	$ 7,155,850

Net income	1,778,055	287,100

Basic and diluted income per share	$ 0.14	$ 0.02

Weighted average basic shares	12,472,778	12,308,193

Weighted average diluted shares	13,066,641	12,832,323

Quarter Ended:

Revenues	$ 3,847,163	$ 2,152,349

Net income	1,092,318	228,675

Basic and diluted income per share	$ 0.08	$ 0.02

Weighted average basic shares	12,521,959	12,326,209

Weighted average diluted shares	13,104,063	12,984,974